Exhibit 4.13


                                 LOAN AGREEMENT
                                 --------------

        THIS LOAN AGREEMENT (this "Agreement") made as of the 3rd day of June 2004, by and between Attunity Ltd., an Israeli company number 520038019, of Einstein Building, Tirat Hacarmel, Israel 39101 (the "Company"), Plenus Technologies, Ltd. ("Plenus" or the "Lender").

                              W I T N E S S E T H:

        WHEREAS, the Company wishes to obtain a lending facility from the Lender on the terms and conditions set forth in this Agreement; and

        WHEREAS, the Lender is willing to make available a lending facility to the Company on the terms and conditions set forth in this Agreement.

        NOW THEREFORE, the parties hereto hereby agree as follows:

        1. Loan, Warrant and Security.

        1.1 Credit Line Amount. The Lender hereby undertakes to make available to the Company a revolving credit facility in the aggregate amount of three million dollars ($3,000,000) (the "Credit Line Amount").

        1.2 Disbursement. The Credit Line Amount shall be provided in installments of not less than two hundred and fifty thousand dollars ($250,000) each ("Installment(s)"), upon the later of: (i) seven (7) business days following the date on which Plenus receives a written disbursement request from the Company stating the exact amount the Company wishes to receive from the Lenders (the "Disbursement Request"), or (ii) the disbursement date specified in the Disbursement Request; provided, however, that such later disbursement date must always be within the Term (as defined in Section 1.6 hereof). Each Installment shall be transferred by the Lender to the Company by means of wire transfer in accordance with wire instructions to be provided in writing to Plenus by the Company from time to time, or, if no other instructions are given, to:

Attunity Ltd.
United Mizrahi Bank
26, Haneviim Street
Haifa, ISRAEL
Hadar Branch Haifa, # 441
Account # 578600
Swift code: MIZBILITA

        1.3 Delivery of Documents. Concurrently with the execution and delivery of this Agreement the Company shall deliver to Plenus the document referred to in clauses (i) and (ii) below, and within thirty (30) days thereafter all of the other documents referred to in clauses (iii) through (vi) below: (i) a warrant, in the form attached hereto as Exhibit A (the "Warrant"), in the name of Plenus, for the purchase of Warrant Shares (as defined in the


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                                       2

Warrant) in accordance with the terms of the Warrant, duly executed by the Company; (ii) a Floating Charge Agreement (the "Floating Charge Agreement") and a Fixed Charge Agreement (the "Fixed Charge Agreement") by and between the Lender, Co-lenders and the Company, in the forms attached hereto as Exhibit B1 and Exhibit B2, respectively, duly executed by the Company; (iii) copies of forms for creating a floating charge (as per Exhibit C1) and fixed charge (as per Exhibit C2), both duly signed by the Company and stamped to indicate filing with the Israeli Registrar of Companies, and certificates of registration of such floating charge and fixed charge ; (iv) true and correct copies of resolutions of the Company's Board of Directors (a) authorizing the Company to enter into this Agreement, the Floating Charge Agreement and the Fixed Charge Agreement, (b) authorizing the issuance of the Warrant to Plenus and reserving a sufficient number of Ordinary Shares to be issued upon exercise of the Warrant, in the event that Plenus elects to exercise the Warrant into such shares, and
(c) authorizing an officer of the Company to execute and deliver all of such documents and their respective exhibits and schedules; (v) waivers, consents and approvals in respect of the transactions contemplated herein, including, but not limited to, regarding pre-emptive rights, registration rights and other rights of third parties, including, without limitation, creditors and governmental entities, if applicable; and (vi) a legal opinion by counsel to the Company, a copy of which is attached hereto as Exhibit D.

The date on which all of the above documentation shall be delivered to Plenus to its satisfaction shall be referred to herein as the "Closing Date". For the purposes of this Agreement, including all of its schedules and exhibits, the "Effective Date" shall be deemed the date hereof.

Without detracting from the Company's obligation to timely furnish Plenus with all of the documents set forth above, the obligations of the Lender pursuant hereto shall be subject to receipt of all of such documents, and the Lender shall have the right to terminate this Agreement by written notice to the Company should the Company breach its obligation to furnish the said documents within the specified period.

        1.4 Security. In accordance with the terms and the conditions of the Floating Charge Agreement and the Fixed Charge Agreement, the Company agrees to secure the repayment of any amount borrowed hereunder (the "Principal Amount"), any accrued and unpaid Interest (as defined below) and the Credit Line Fee (as defined below), by creating a first priority floating charge on the Company's present and future tangible and intangible assets and rights of any kind, whether contingent or absolute, as more fully set forth in the Floating Charge Agreement, and a first priority fixed charge on the Company's technology, as more fully set forth in the Fixed Charge Agreement for the benefit of the Lender and for the benefit of the entities specified as Co-lenders in Schedule 1 hereto (the "Co-lenders").

        1.5 Seniority. The indebtedness evidenced by this Agreement is hereby expressly stated to be senior in right of payment to any current or future indebtedness of the Company (whether reflected in the balance sheet or not), except for the indebtedness incurred in the Company's ordinary course of business.


        1.6 Term. The term during which the Credit Line Amount according to this Agreement shall be made available by the Lender to the Company (the "Term") will commence on the Closing Date and terminate twenty four (24) months following the Effective




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                                       3

Date, unless this Agreement is earlier terminated or repayment is accelerated in accordance with this Agreement.


        2. Payments.

        2.1 Principal Amount. The outstanding and unpaid Principal Amount shall be due and payable, in one payment, twenty-four (24) months after the Effective Date (the "Repayment Date").

        2.2 Interest on Principal. The Company shall pay to the Lender interest on the Principal Amount outstanding from time to time (denominated in dollars) at an annual rate of six and one-half percent (6.5%), calculated from the disbursement date of each Installment until the date of repayment of such Installment, plus value added tax ("VAT"), if applicable (such interest together with the VAT - the "Interest"). The Interest accrued in each calendar quarter during the Term shall become due and payable on the first day of the next ensuing calendar quarter, except for the Interest accrued during the last quarter or partial quarter within the Term which shall become due and payable on the last business day of the Term. In the event the Company is legally obliged to deduct tax at source ("withholding tax") from any Interest payment, it shall do so and provide the Lender with sufficient confirmation evidencing such deduction. Alternatively, Lender may provide the Company with a tax deduction exemption from the Income tax authorities.

        2.3 Interest on Late Payment. Any amount owing by the Company to the Lender hereunder which is not paid by the Company on its due date shall bear an additional 5% interest per annum, plus VAT if applicable; which additional interest shall be compounded daily.

        2.4 Non-utilized Credit Line Fee. The Company shall pay to the Lender, on each of the first and second anniversary of the Effective Date, a fee equal to 1% of the Credit Line Amount which was not utilized in the contract year ending on such anniversary date, plus VAT if applicable. For the purpose of such fee, any Principal Amount borrowed and repaid during such year shall be taken into account as partially utilized, based on the number of days it was outstanding.


        2.5 Division of Payments. All payments to be made by the Company to the Lender shall be made to the following account: Plenus - account number 133021 at United Mizrachi Bank Ltd., Branch No. 522, located in Herzliya, Swift Code:
MIZBILIT.


        2.6 Prepayment. Notwithstanding anything to the contrary herein contained, the Company may prepay any amounts owed to the Lender, at any time, subject to the Company providing the Lender with thirty (30) days or more prior written notice of such intention to prepay, and further provided that each such prepayment is in an amount of not less than the lesser of (a) two hundred and fifty thousand dollars ($250,000), or (b) the sum of the then outstanding Principal Amount plus Interest accrued thereon.


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                                       4

        2.7 Early Termination. The Company may terminate this Agreement, prospectively, at any time before the Repayment Date, by providing Plenus with a notice in writing indicating its intention to terminate this Agreement, in the form attached hereto as Exhibit E, provided that upon delivery of such notice to the Lender, (i) the Company shall have satisfied all of its obligations under this Agreement (including all exhibits and schedules hereto), and (ii) all amounts due from the Company pursuant to this Agreement, on account of the Principal Amount, the Interest, late payment interest, the Credit Line Fee or otherwise, shall have been paid in full and the Company shall not have any outstanding debts to the Lender pursuant to or in connection with this Agreement.

        2.8 Set-off. The Lender may set-off any obligation owed to them by the Company under this Agreement, the Floating Charge Agreement, the Fixed Charge Agreement or the Warrant (together, the "Transaction Documents") against any obligation owed by the Lender to the Company, regardless of the place of payment, booking branch or currency of either obligation, upon giving the Company seven (7) days' prior written notice. If an obligation is not liquidated or unascertained, the Lender may set-off in an amount estimated by them in good faith to be the amount of that obligation. If obligations are in different currencies, the Lender may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off. The Lender shall not be obliged to exercise any right given to them under this
Section 2.8. In the event that the foregoing set-off is made by the Lender, any amounts set-off will be deemed to be payment as described in Section 2 above. The Company may not set-off any obligation owed to it by the Lender against any obligation it owes to the Lender under the Transaction Documents.

        3. Acceleration.

        Notwithstanding anything herein to the contrary, the entire unpaid Principal Amount, together with accrued and unpaid Interest to date, shall be due and payable at any time without any further demand, immediately upon the occurrence of any of the events described below ("Event of Acceleration"), unless otherwise provided herein:

               (i) the Company fails to pay any sum due from it under any of the Transaction Documents at the time, in the currency and in the manner specified therein, or otherwise is in material breach of any of the Transaction Documents and the same is not remedied within seven (7) days, in case of non-payment, or fourteen (14) days in case of any other breach; or

               (ii) the Company performs a general readjustment or rescheduling or another arrangement regarding its indebtedness pursuant to Section 350 to the Israeli Companies Law, 1999 (the "Companies Law") or otherwise; or makes a general assignment for the benefit of, or a composition with, its creditors pursuant to Section 350 to the Companies Law or otherwise; or

               (iii) any indebtedness of the Company to a third party for borrowed money in the amount of more than $100,000 is not paid when due; or any indebtedness of the Company to a third party for borrowed money in the amount of more than $100,000 becomes capable of being declared by such third party to be, or is declared, due and payable prior to its specified maturity; or


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                                       5

               (iv) the filing against the Company of any petition in liquidation or any petition for relief under the provisions of applicable law for the relief of debtors, or the appointment of a special manager, temporary liquidator, temporary receiver or trustee to take possession of any material property or assets of the Company; or an attachment is placed on any of the material assets of the Company; or the Company resolves to voluntarily liquidate; or the appointment of a liquidator or receiver to take possession of material property or assets of the Company; or

               (v) any representation or statement made by the Company in any of the Transaction Documents or in any notice or other document, certificate or written statement delivered by it pursuant thereto or in connection therewith is, or proves to have been, incorrect or misleading in any material respect; or

               (vi) any event or series of events occur(s) which, in the reasonable opinion of Plenus, may have a material adverse effect on the business, condition (financial or otherwise), or results of operations of the Company or on the ability of the Company to comply with any of its material obligations under any of the Transaction Documents; or

               (vii) the Company consummates (a) an issuance of the Company's securities or a consolidation or merger of the Company with or into another entity, pursuant to which or as a result thereof the Company's then current shareholders will own less than fifty (50%) percent of the voting securities of the Company, the new entity or the surviving entity (as the case may be) or they will no longer have the power or the right to appoint more than fifty (50%) percent of the members of the board of directors of such entity; (b) an issuance or sale of shares of the Company constituting immediately thereafter more than fifty (50%) percent of the Company's outstanding shares (on a fully diluted and as-converted basis) to third parties other than the Company's current shareholders, (c) a sale of a material part of the Company's assets; or (d) an equity investment, or series equity of investments, in the Company resulting in proceeds to the Company following the Effective Date in an aggregate amount of at least fifteen million dollars ($15,000,000).

        The Company shall promptly inform Plenus of the occurrence of any Event of Acceleration and, upon receipt of a written request to that effect from Plenus, shall confirm to Plenus that, except as previously notified to Plenus or as notified in such confirmation, no Event of Acceleration has occurred.

        4. Representations and Warranties.

        The Company hereby represents and warrants to each of the Lenders, as of the date hereof and the Closing Date and as of each date on which a Disbursement Request is made by the Company (via a bring-down certificate as further described below), each of the following representations and warranties. The Company agrees to provide to Plenus a bring-certificate signed by the chief executive officer of the Company and certifying that since the date hereof and until each date on which a Disbursement Request was executed by the Company no event or a series of events occurred which are reasonably likely to have a material adverse effect on the business, condition (financial or otherwise), or results of operations of the Company or on the ability of the Company to comply with any of its material obligations under any of the


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                                       6

Transaction Documents. The Lenders shall not be obligated to comply with such Disbursement Request pursuant to the terms of Section 1.2 hereof until Plenus received such signed bring-down certificate from the Company.

        (i) The Company is a company duly formed and validly existing under the laws of the State of Israel. The Company's current Articles are attached hereto as Schedule 4(i). The Company has full corporate power and authority to enter into and perform its obligations under the Transaction Documents, and all of such documents constitute legally binding obligations of the Company and are enforceable against the Company in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditor's rights and remedies or by other equitable principles of general application.

        (ii) The Company has furnished Plenus with (i) its audited, consolidated, financial statements as at, and for the year ended, December 31, 2003 [and (ii) its unaudited financial statements for the first quarter ended March 31, 2004] ((i) and (ii) are collectively referred to herein as the "Financial Statements"). The Financial Statements are true and correct in all material respects, are in accordance with the books and records of the Company and have been prepared in accordance with generally accepted accounting principles consistently applied, and fairly and accurately present in all material respects the financial position of the Company as of such dates and the results of its operations for the periods then ended. Except as disclosed in documents filed by the Company with the Securities and Exchange Commission pursuant to the reporting requirements of the Securities Exchange Act of 1934, including material filed pursuant to Section 13(a) of the Exchange Act (all of the foregoing including filings incorporated by reference therein being referred to herein as the "Commission Documents" ), the Financial Statements or listed in
Schedule 4(ii), since December 31, 2003, there has not been any material adverse change in the assets, liabilities, condition (financial or otherwise) or business of the Company, including, without limitation:

               (a) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the assets, properties, conditions (financial or otherwise), operating results or business of the Company;

               (b) any waiver by the Company of a valuable right or of a material debt owed to it;

               (c) any satisfaction or discharge of any material lien, material claim or material encumbrance or payment of any material obligation by the Company, except in the ordinary course of business;

               (d) any material change or amendment to a material contract or material arrangement by which the Company or any of its assets or properties is bound or subject;

               (e) any loans made by the Company to its employees, officers, or directors other than travel advances made in the ordinary course of business;

               (f) any sale, transfer or lease of, except in the ordinary course of business, or mortgage or pledge of imposition of lien on, any of the Company's material assets; or


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                                       7

               (g) any change in the accounting methods or accounting principles or practices employed by the Company.

        (iii) The execution and delivery of this Agreement (including all exhibits and schedules) by the Company, and performance of the Company's obligations hereunder, have been duly and validly authorized by all necessary corporate action.

        (iv) The Company has taken all corporate actions, and has procured all consents and approvals, necessary for the issuance of the Warrant; and the Warrant, and the Warrant Shares when issued, and with respect to the Warrant Shares when the Exercise Price (as defined in the Warrant) is paid, shall be duly authorized, validly issued, fully paid andnonassessable.

        (v) Neither the execution nor the delivery of this Agreement, nor the transactions contemplated hereby, will contravene any agreement or negative pledge, or, to the Company's best knowledge, any law, rule, restriction or decree to which the Company is subject, and will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either a default under any such provision, instrument, judgment, order, writ, decree or contract or an event that results in the creation of any lien, charge or encumbrance upon any assets of the Company or, to the knowledge of the Company, the suspension, revocation, impairment, forfeiture, or non-renewal of any material permit, license, authorization, or approval applicable to the Company, its business or operations or any of its assets or properties.

        (vi) There is no order, writ, injunction or decree of any court, government or governmental agency affecting, or, to the best knowledge of Company, which may affect, the Company or any of its businesses, assets or interests, in a material adverse manner; nor is there any action, suit, proceeding or investigation pending or, to the Company's knowledge, currently threatened, against the Company, that questions the validity of any of the Transaction Documents, or the right of the Company to execute and deliver any such document or to consummate the transactions contemplated thereby, or that might result, either individually or in the aggregate, in any material adverse changes in the assets, condition, affairs or prospects of the Company, financially or otherwise, nor is the Company aware that there is any basis for the foregoing.

        (vii)  Other  than  as set  forth  in the  Commission  Documents  and in
Schedule 4(vii) hereto and the Company's Financial Statements, there are no material claims, guarantees, royalty payments, payments to government entities or regulatory bodies, security interests, options or other rights outstanding with respect to any of the Company's assets or securities, and the Company has no outstanding loans or financial obligations to any third parties, including, but not limited to, any banking obligations, and any liens on the Company's bank accounts or other assets of the Company whether registered or not.

        (viii) The Company, to the best of its knowledge, owns and has developed, or has obtained the right to use, free and clear of all liens (other than the liens created hereunder or by operation of law) and claims, all patents, trademarks, domain names and copyrights, and applications, licenses and rights with respect to the foregoing, and all trade secrets, including know-how, inventions, designs, processes, works of authorship, computer programs and



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                                       8

technical data and information (collectively herein "Intellectual Property") used and sufficient for use in the conduct of its business as now conducted, and as same may be in effect from time to time, and, to the best of the Company's knowledge, without infringing upon or violating any right, lien, or claim of others, and the Company has taken security measures customary in the industry to protect the secrecy, confidentiality and value of all the Intellectual Property, except that the Company has not registered any patent, trademark or copyright with respect to its Intellectual Property. A complete list of all patents, trademarks and key domain names registered by the Company in any jurisdiction as of the date hereof is set forth in Schedule 4(viii) attached hereto.

        (ix) The Company's capitalization on a fully diluted basis, as of the Effective Date, is as set forth in Schedule 4(ix) attached hereto. All of the issued shares of the Company, of all classes are all duly and validly authorized and issued, fully paid and nonassessable, and were issued in accordance with every relevant securities laws, or pursuant to valid exemptions therefrom. Except as provided in the Commission Documents and in Schedule 4(ix), there are no outstanding options, warrants, rights (including conversion or pre-emptive rights with respect to the Warrant Shares) or agreements for the purchase or acquisition from the Company of any shares of its share capital. Except as set forth in the Commission Documents and in Schedule 4(1x), the Company is not a party or subject to any agreement or understanding which affects or relates to the voting rights or which requires written consents with respect to (1) any of the Company's securities (excluding options granted under the employee stock option plan of the Company, if any), or (2) a director of the Company.

        (x) To the best of the Company's knowledge, there are no investigations or actions or administrative proceedings of or before any court or agency which
(a) could have a material adverse effect on the business, financial condition or results of operations of the Company or the ability of the Company to perform its obligations hereunder, or (b) purports to affect the legality, validity or enforceability of any of the Transaction Documents.

        (xi) Neither this Agreement (including any schedule or exhibit to this Agreement) nor any documents, certificates or other items supplied by the Company with respect to the transactions contemplated hereby, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

       (xii) Other than the subsidiaries listed on Schedule 4(xii), the Company has no subsidiaries ("Subsidiaries"). For the purposes of this section 4, reference to the Company other than in this clause (xii), shall mean both the Company and all of its Subsidiaries.

        (xiii) No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any governmental authority on the part of the Company is required in connection with the consummation of the transactions contemplated by the Transaction Documents, except for the registration of the charges under the Floating Charge Agreement and the Fixed Charge Agreement and compliance with the applicable securities laws and the consent of the Office of the Chief Scientist of the Israeli Ministry of Industry, Trade and Employment.

        (xiv) Each Material Agreement (as defined below) is in full force and effect, none is subject to recession and to the best knowledge of the Company, there are no existing


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                                       9

circumstances which would reasonably be expected to materially modify the terms of any Material Agreement. To the Company's best knowledge, no third party is in default under any Material Agreement. The Material Agreements which are not referred to in the Commission Documents are set forth in Schedule 4(xiv) attached hereto. Plenus or its counsel has received true and correct copies of each Material Agreement. The Company is not in breach of any obligation under any Material Agreement.

        For the purposes of this Agreement, the term "Material Agreement" shall mean any agreements, understandings, instruments, contracts, proposed transactions, judgments, orders, writs or decrees to which the Company is a party or by which it is bound that may involve (i) obligations (contingent or otherwise) of, or payments to the Company, exceeding $100,000 each, or (ii) intellectual property rights of the Company and/or the intellectual property rights of any third party (other than the license of the Company's software and products, or those of Company's suppliers, in the ordinary course of its business which do not fall within any other category herein), or (iii) distribution rights, or (iv) provisions restricting the development, manufacture or distribution of the Company's products or services, or (v) restrictions or limitations on the Company's right to do business or compete in any area or any field with any person, firm or company, or (vi) indemnification by the Company with respect to infringements of proprietary rights (other than those entered into in the Company's ordinary course of business and which do not fall within any other category herein). Notwithstanding the foregoing, "Material Agreement" shall not include non-disclosure agreements executed in the Company's ordinary course of business.


        5. Reporting and Notice Rights.

        5.1 Reporting and Notices. Until the termination of this Agreement, the Company shall provide Plenus with the following: (i) consolidated audited financial statements within ninety (90) days after the end of each fiscal year (including an audited annual balance sheet of the Company as at the end of the fiscal year and the statement of income and cash flow of the Company for the fiscal year then ended), (ii) consolidated, un-audited, quarterly financial statements within sixty (60) days after the end of each quarter, (iii) such other data and information as Plenus may reasonably request, provided such data is reasonably available, (iv) at least five (5) business days advanced written notice of any equity investment in the Company occurring after the date hereof,
(v) at least five (5) business days advanced written notice of a merger or consolidation of the Company, a sale of any substantial portion of the assets or shares of the Company or any reorganization or restructuring of the Company having similar effects, or a distribution of dividends, and (vi) at least five
(5) business days advanced written notice of a firmly underwritten initial public offering of the Company's shares pursuant to a registration statement filed with the Securities and Exchange Commission under the Securities Act of 1933 or pursuant to a registration statement filed with a similar law under any other jurisdiction.

Furthermore, the Lenders shall have, subject to customary non-disclosure obligations, at reasonable times and upon reasonable notice, full access to all books and records of the Company and shall be entitled to inspect the properties of the Company and consult with management of the Company regarding the same, to the extent necessary or advisable for the purpose of monitoring observance by the Company of its obligations under the Transaction Documents.

Following the termination of this Agreement, and for as long as the Warrant is outstanding, the Lenders shall have the same reporting and information rights, as granted to the holders of shares of the Company of any class.

        5.2    [Reserved]

        5.3 Information. The Company acknowledges that the Lenders will likely have, from time to time, information that may be of interest to the Company ("Information") regarding a wide variety of matters. The Company, as a material part of the consideration for this Agreement, agrees that the Lenders shall have no duty to disclose any Information to the Company or permit the Company to participate in any projects or investments based on any Information, or to otherwise take advantage of any opportunity that may be of interest to the Company if it were aware of such Information, and hereby waives, to the extent permitted by law, any claim based on the corporate opportunity doctrine or otherwise that could limit the Lenders' ability to pursue opportunities based on such Information or that would require the Lenders to disclose any such Information to the Company or offer any opportunity relating thereto to the Company.

        5.4    Confidentiality.

        (a) Lender acknowledges that the data and the information obtained by it from the Company or anyone on its behalf prior to or during the term of this Agreement which relate to the Company, including, without limitation the existence and terms of the Transaction Documents, are confidential, and agrees that such data and information will not be disclosed by it to any third party nor exploited for other projects, investments or the like, without the prior written consent of the Company; provided, however, that in connection with reports to their shareholders, investors and/or co-lenders, the Lender may, without first obtaining such written consent, make general statements regarding the nature and progress of the Company's business and provide non-confidential data and information, provided that such shareholders, investors and/or co-lenders shall maintain such information in confidence. Furthermore, the Lender may disclose any data and information to their directors, officers and employees on a need to know basis, provided that such directors, officers and employees shall undertake the same obligations as the Lender undertakes hereunder with respect to such data and information or that the Lender shall be responsible for any disclosure or use thereby without the Company's consent.

        (b) Except as required under applicable law or the NASDAQ rules, neither party shall be entitled to issue a press release or any public statement relating to the existence or terms of the Transaction Documents without obtaining the prior written consent of the other party. The foregoing shall similarly apply to any other form of public communication, including, but not limited to, announcements, conferences, advertisements, professional or trade publications, mass marketing materials etc.


        6. Authority.

        Notwithstanding any of the provisions set forth herein, the Company acknowledges and agrees that Plenus has syndicated the loan granted hereunder to the Co-lender and to the participants specified as such in Schedule 1 (the "Participants") and that Plenus shall act as the lead manager of such syndication on behalf of the Co-lender and on behalf of the

Participants. Plenus hereby represents and warrants to the Company that (a) the Co-lenders and the Participants have agreed that Plenus at its sole discretion shall determine (i) whether or not to realize any charges and/or pledges over the assets of the Company created for the benefit of the Lenders, the Co-lender or the Participants; (ii) whether or not repayment of any amounts hereunder owed to the Lenders, the Co-lender or the Participants are to be accelerated and whether or not an event of a default pursuant to the Floating Charge Agreement or the Fixed Charge Agreement has occurred, (iii) any other decisions that needs to be made with respect to any issue relating to the Transaction Documents, (b) Plenus has been appointed the attorney-in-fact on behalf of the Co-lender and the Participants in connection with all of the foregoing, (c) the Co-lender and the Participants have agreed not to take any action to the contrary, (d) the Co-lender and the Participants have agreed that in the event that Plenus should give its consent under this Agreement, Plenus' consent shall bind them as well.

        7. Holding the Warrant and the Warrant Shares.

        Plenus shall be entitled to receive, upon the exercise of the Warrant by Plenus, the Warrant Shares issuable upon such exercise, and Plenus shall be entitled to transfer all or any part of the Warrant or the Warrant Shares so issued to a Co-lender, Participant or Permitted Transferees (as defined in Section 9.4 hereof), provided that such transferees are not direct competitors of the Company, and provided further that Plenus shall have an irrevocable proxy from all of such transferees with respect to all of the Warrant Shares held by them.

        8. Covenant.

        The Company shall comply with the terms of, and do all that is reasonably necessary to maintain in full force and effect all authorizations, approvals, licenses and consents required by or under the laws and regulations of the State of Israel and any other applicable jurisdiction to enable it lawfully to enter into and perform its obligations under the Transaction Documents, and to ensure the legality, validity, enforceability or admissibility in evidence of all such documents.

        9. Miscellaneous.

        9.1 Further Action. The Company shall perform such further acts and execute such further documents as, in Plenus's opinion, may be reasonably necessary to carry out and give full effect to the provisions of this Agreement and the intentions of the parties as reflected hereby.

        9.2 Governing Law. This Agreement shall be governed by, and construed according to, the laws of the State of Israel, without regard to the conflict of laws provisions thereof.

        9.3 Successors and Assigns. Except as otherwise expressly limited herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto.

        9.4 Non-assignability. None of the rights or obligations set forth in, arising under, or created by this Agreement may be assigned or transferred by the Company or Lender without the prior consent in writing of the other party, which consent shall not be unreasonably withheld. Anything herein to the contrary notwithstanding, subject to applicable law and the second proviso to Section 7 above, Lender shall have the right to assign or transfer its rights and obligations under this Agreement, as long as such assignment or transfer is not to a competitor of the Company, to any of the following (each a "Permitted Transferee"): (i) any other entity which controls, is controlled by, or is under common control with Lender,
(ii) if the Lender is a trustee or is appointed to act on behalf of others - to its beneficiaries, or (iii) if the Lender is a general or limited partnership - to its partners and to affiliated partnerships managed by the same management company or managing general partner or to an entity which controls, is controlled by, or is under common control with, such management company or managing general partner. The foregoing in clauses (i)-(iii) above is subject to the assignee or transferee assuming in writing the obligations of the assignor or transferor under this Agreement. The limited right of Lender to assign and transfer pursuant to this Section 9.4 shall also apply, mutatis mutandis, to each Permitted Transferee.

        9.5 Entire Agreement. The Transaction Documents constitute the full and entire understanding and agreement between the Company and the Lender with regard to the subject matters hereof and thereof. The preamble, exhibits and schedules hereto constitute an integral part hereof.

        9.6 Fees and Taxes. The Company shall share in and contribute a total amount of twenty thousand dollars ($20,000), plus VAT, towards the legal fees and other expenses incurred by Plenus in connection with the transactions contemplated under the Transaction Documents, as follows: Twenty thousand dollars ($20,000), plus VAT, will be paid by the Company 10 business days after signing the Loan agreement. The Company shall also be responsible for all taxes and other compulsory payments to which the Lenders are or shall be subject under the transactions contemplated by the Transaction Documents (other than taxes on the income of the Lender imposed in the jurisdiction in which its principal or lending office under this Agreement is located). Without derogating from the foregoing, the Company will pay the stamp tax applicable to the Transaction Documents and any document in connection therewith, including, without limitation, the Warrant Shares.

        9.7 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term hereof may be waived (either prospectively or retroactively and either generally or in a particular instance) only with the written consent of the Company and Plenus. No delay or omission to exercise any right, power, or remedy accruing to any party upon any breach or default under this Agreement, shall be deemed a waiver of any other breach or default theretofore or thereafter occurring. All remedies, under this Agreement, by law or otherwise, afforded to any of the parties, shall be cumulative and not alternative.

        9.8 Survival. All covenants made in this Agreement shall continue to remain in full force and effect for as long as this Agreement is still in effect pursuant to its terms. The Company's representations and warranties shall survive the expiration or termination, for any reason, of this Agreement.

               9.9 Notices. All notices and other communications required or permitted hereunder to be given to a party to this Agreement shall be in writing and shall be telecopied (faxed) or mailed by registered or certified mail, postage prepaid, or by electronic mail, or otherwise delivered by hand or by messenger as follows:

         if to the Company - to the Company's address set forth above, to the attention of Chief Executive Officer and Chief Financial Officer;
         if to the Lender - to Plenus's address, to the attention of the persons set forth in Schedule 1;

         or to such other address, or to the attention of such other person, with respect to a party as such party shall notify the other parties in writing as above provided. Any notice sent in accordance with this Section 9.9 shall be effective (i) if mailed, three (3) business days after mailing, (ii) if sent by messenger, upon delivery, and (iii) if sent via telecopier (fax) or electronic mail, upon transmission and electronic confirmation of receipt or - if transmitted and received on a non-business day - on the first business day following transmission and electronic confirmation of receipt.

               9.10 Partial Invalidity. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable under applicable law, then such provision shall be excluded from this Agreement and the remainder of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms; provided, however, that in such event this Agreement shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction.

               9.11 Currency. The term "dollars" appearing in this Agreement shall mean the legal currency of the United States of America, and all payments hereunder shall be made in such currency, unless otherwise agreed in writing by Plenus and the Company.


IN WITNESS WHEREOF the parties have signed this Loan Agreement in one or more counterparts as of the date first appearing above.


ATTUNITY LTD.

By:     ________________________

Its:    ________________________



PLENUS TECHNOLOGIES, LTD.

By:     ________________________

Its:    ________________________

                                   SCHEDULE 1
                                   ----------


THE LENDER

Name and Address
----------------

Plenus Technologies Ltd.            with a copy to:  Steve Kronengold, Esq.
16 Abba Eben Avenues                                 Rabin Science Park
Herzliya Pituach                                     Rehovot
Israel                                               Israel
Attn: Ruthi Simcha
Facsimile:  (972-9) 957-8770                         (972-8) 938-2975


THE CO-LENDERS

Name and Address
----------------
               I
Golden Gate Bridge Fund
Mizrahi United Bank Ltd.


THE PARTICIPANTS

1. The  Investment  Corporation  of United  Mizrachi  Bank Ltd.
2. Union Bank of Israel Ltd.
3. Industrial Development Bank of Israel Ltd.
4. D.  Partners  (BVI),  L.P
5. CMA  Technology  Venture  Partner  Limited
6. D. Partners  (Israel),  Limited  Partnership
7.  Israel  Continental  Bank Ltd.
8. Nessuah Zannex Ltd.
9.  Mercantile  Discount Bank Ltd.
10.  Benleumi  Provident Funds
11. Bank Leumi Le-Israel B.M.
12. Kahal Ltd.


* Includes the aggregate participation amount of the Co-lender and all of the Participants.

        THIS WARRANT HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR EXEMPTION FROM REGISTRATION UNDER THE FOREGOING LAWS.

        SUBJECT TO THE PROVISIONS OF SECTION 10 HEREOF, THIS WARRANT SHALL BE VOID AFTER 5:00 P.M. EASTERN TIME ON JUNE 2, 2009 (the "EXPIRATION DATE").



                                  ATTUNITY LTD.

                       WARRANT TO PURCHASE ORDINARY SHARES
                         NOMINAL VALUE NIS 0.1 PER SHARE

     For VALUE RECEIVED, Plenus Technologies Ltd. ("Plenus"), or any other Holder (as defined in Section 2 hereof) (the "Warrantholder"), is entitled to purchase, subject to the provisions of this Warrant, from Attunity Ltd., a corporation organized under the laws of Israel ("Company"), at any time not later than 5:00 P.M., Eastern time, on the Expiration Date, at an exercise price per share equal to $3.00 (the exercise price in effect being herein called the "Warrant Price"), the number of shares determined in accordance with Section 3A herein ("Warrant Shares") of the Company's ordinary shares, nominal value NIS
0.1 per share ("Ordinary Shares"). The number of Warrant Shares purchasable upon exercise of this Warrant and the Warrant Price shall be subject to adjustment from time to time as described herein.

     Section 1. Registration. The Company shall maintain books for the transfer and registration of the Warrant. Upon the initial issuance of this Warrant, the Company shall issue and register the Warrant in the name of the Warrantholder.


     Section 2. Permitted Transfers. The Warrantholder shall be entitled to transfer the Warrants to (i) a Co-Lender and each Participant (ii) any entity which controls, is controlled by or is under common control with the Warrantholder, (iii) if the Warrantholder is a trustee for, or acts on behalf of other person - such other person, and (iv) if the Warrantholder is a general or limited partnership - each of its partners and each other partnership managed by the same management company or managing general partner or an entity which controls, is controlled by, or is under common control with, such management company or managing general partner. All transfers of this Warrant shall be accompanied by an executed warrant transfer deed, under which the transferee undertakes to be bound by all obligations of the Warrantholder under this Warrant. The form of the deed of transfer and is attached hereto as Appendix B.


     Section 3. Exercise of Warrant.

     (a) Cash Exercise. Subject to the provisions hereof, the Warrantholder may exercise this Warrant in whole or in part at any time upon surrender of the Warrant, together with delivery of the duly executed Warrant exercise form attached hereto as Appendix A (the "Exercise Agreement") and payment by cash, certified check or wire transfer of funds for the aggregate Warrant Price for that number of Warrant Shares then being purchased, to the Company during normal business hours on any business day at the Company's principal executive offices (or such other office or agency of the Company as it may designate by notice to the holder hereof). The Warrant Shares so purchased shall be deemed to be issued to the holder hereof or such holder's designee, as the record owner of such shares, as of the close of business on the next business day after the date on which this Warrant shall have been surrendered (or evidence of loss, theft or destruction thereof and security or indemnity satisfactory to the Company), the Warrant Price shall have been paid and the completed Exercise Agreement shall have been delivered. Certificates for the Warrant Shares so purchased, representing the aggregate number of shares specified in the Exercise Agreement, shall be delivered to the holder hereof within a reasonable time, not exceeding three (3) business days, after this Warrant shall have been so exercised. The certificates so delivered shall be in such denominations as may be requested by the holder hereof and shall be registered in the name of such holder or such other name as shall be designated by such holder. If this Warrant shall have been exercised only in part, then, unless this Warrant has expired, the Company shall, at its expense, at the time of delivery of such certificates, deliver to the holder a new Warrant representing the number of shares with respect to which this Warrant shall not then have been exercised. As used herein, "business day" means a day, other than a Saturday or Sunday, on which banks in New York City are open for the general transaction of business.

     (b) Cashless Exercise. In lieu of the payment method set forth in sub-section (a) above, the Warrantholder may elect to exchange the Warrant for a number of Warrant Shares computed using the following formula:

                                  X = Y(A-B)/A

          Where X = the number of Warrant Shares to be issued to the Warrantholder.

          Y = the number of Warrant Shares purchasable under the Warrant (adjusted to the date of such calculation, but excluding Warrant Shares already issued under this Warrant).

          A = the Fair Market Value (as defined below) of one Ordinary Share.

          B = Exercise Price (as adjusted to the date of such calculation).

          "Fair Market Value" of an Ordinary Share shall mean the most recent closing bid price of the Company's Ordinary Shares, as published by Nasdaq, prior to the Warrantholder's exercise of the Warrant.

In the event of a cashless exercise under this Section 3(b), this Warrant must be exercised for all the Warrant Shares then purchasable under this Warrant, and must be surrendered to the Corporation along with the Notice of Exercise. After such exercise and receipt by the Warrantholder of the appropriate amount of Warrant Shares, this Warrant shall be null and void.

     Section 3A. Number of Warrant Shares. The Company and Plenus have entered into a certain Loan Agreement dated June __, 2004, pursuant to which Plenus has made available to the Company a revolving credit facility in the amount of $3 million (the "Credit Line"). The number of Warrant Shares that the Warrantholder may purchase pursuant to this Warrant shall be determined as follows:

                    (a) In the event the Credit Line is terminated within the first year of its initiation, the Warrantholder shall be entitled to purchase the number of Warrant Shares equal to twenty percent (20%) of the Credit Line divided by the Exercise Price, as adjusted.

                    (b) In the event the Credit Line is terminated within the second year of its initiation and the Company had not drawn any money from the Credit Line prior to termination, the Warrantholder shall be entitled to purchase the number of Warrant Shares equal to twenty-three percent (23%) of the Credit Line divided by the Exercise Price, as adjusted..

                    (c) In the event the Credit Line is terminated within the second year of its initiation and the Company had drawn money from the Credit Line prior to termination, the Warrantholder shall be entitled to purchase the number of Warrant Shares equal to thirty percent (30%) of the Credit Line divided by the Exercise Price, as adjusted.



     Section 4. Compliance with the Securities Act of 1933. The Company may cause the legend set forth on the first page of this Warrant to be set forth on each Warrant or similar legend on any security issued or issuable upon exercise of this Warrant, unless counsel for the Company is of the opinion as to any such security that such legend is unnecessary.


     Section 5. Payment of Taxes. The Company will pay any documentary stamp taxes attributable to the initial issuance of Warrant Shares issuable upon the exercise of the Warrant; provided, however, that the Company shall not be required to pay any tax or taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificates for Warrant Shares in a name other than that of the registered holder of this Warrant in respect of which such shares are issued, and in such case, the Company shall not be required to issue or deliver any certificate for Warrant Shares or any Warrant until the person requesting the same has paid to the Company the amount of such tax or has established to the Company's reasonable satisfaction that such tax has been paid. The holder shall be responsible for income and gift taxes due under federal, state or other law, if any such tax is due.

     Section 6. Mutilated or Missing Warrants. In case this Warrant shall be mutilated, lost, stolen, or destroyed, the Company shall issue in exchange and substitution of and upon cancellation of the mutilated Warrant, or in lieu of and substitution for the Warrant lost, stolen or destroyed, a new Warrant of like tenor and for the purchase of a like number of Warrant Shares, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction of the Warrant, and with respect to a lost, stolen or destroyed Warrant, reasonable indemnity or bond with respect thereto, if requested by the Company.

     Section 7. Reservation of Ordinary Shares. The Company hereby represents and warrants that there have been reserved, and the Company shall at all applicable times keep reserved until issued (if necessary) as contemplated by this Section 7, out of the authorized and unissued Ordinary Shares, sufficient shares to provide for the exercise of the rights of purchase represented by this Warrant. The Company agrees that all Warrant Shares issued upon exercise of the Warrant shall be, at the time of delivery of the certificates for such Warrant Shares upon the due exercise of this Warrant, duly authorized, validly issued, fully paid and non-assessable Ordinary Shares of the Company.

     Section 8.  Adjustments.  Subject and  pursuant to the  provisions  of this
Section 8, the Warrant Price and number of Warrant Shares subject to this Warrant shall be subject to adjustment from time to time as set forth hereinafter.

     (a) If the Company shall, at any time or from time to time while this Warrant is outstanding, pay a dividend or make a distribution on its Ordinary Shares in Ordinary Shares, subdivide its outstanding Ordinary Shares into a greater number of shares or combine its outstanding Ordinary Shares into a smaller number of shares or issue by reclassification of its outstanding Ordinary Shares any shares of its capital stock (including any such reclassification in connection with a consolidation or merger in which the Company is the continuing corporation), then the number of Warrant Shares purchasable upon exercise of the Warrant and the Warrant Price in effect immediately prior to the date upon which such change shall become effective, shall be adjusted by the Company so that the Warrantholder thereafter exercising the Warrant shall be entitled to receive the number of Ordinary Shares or other capital stock which the Warrantholder would have received if the Warrant had been exercised immediately prior to such event upon payment of a Warrant Price that has been adjusted to reflect a fair allocation of the economics of such event to the Warrantholder. Such adjustments shall be made successively whenever any event listed above shall occur.

     (b) If any capital reorganization, reclassification of the capital stock of the Company, consolidation or merger of the Company with another corporation in which the Company is not the survivor, or sale, transfer or other disposition of all or substantially all of the Company's assets to another corporation shall be effected, then, as a condition of such reorganization, reclassification, consolidation, merger, sale, transfer or other disposition, lawful and adequate provision shall be made whereby the Warrantholder shall thereafter have the right to purchase and receive upon the basis and upon the terms and conditions herein specified and in lieu of the Warrant Shares immediately theretofore issuable upon exercise of the Warrant, such shares of stock, securities or assets as would have been issuable or payable with respect to or in exchange for a number of Warrant Shares equal to the number of Warrant Shares immediately theretofore issuable upon exercise of the Warrant, had such reorganization, reclassification, consolidation, merger, sale, transfer or other disposition not taken place, and in any such case appropriate provision shall be made with respect to the rights and interests of each Warrantholder to the end that the provisions hereof (including, without limitation, provision for adjustment of the Warrant Price) shall thereafter be applicable, as nearly equivalent as may be practicable in relation to any shares of stock, securities or properties thereafter deliverable upon the exercise thereof. The Company shall not effect any such consolidation, merger, sale, transfer or other disposition unless prior to or simultaneously with the consummation thereof the successor corporation (if other than the Company) resulting from such consolidation or merger, or the corporation purchasing or otherwise acquiring such assets or other appropriate corporation or entity shall assume the obligation to deliver to the holder of the Warrant such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to purchase, and the other obligations under this Warrant. The provisions of this paragraph (b) shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales, transfers or other dispositions.

     (c) In case the Company shall fix a payment date for the making of a distribution to all holders of Ordinary Shares (including any such distribution made in connection with a consolidation or merger in which the Company is the continuing corporation) of evidences of indebtedness or assets (other than cash dividends or cash distributions payable out of consolidated earnings or earned surplus or dividends or distributions referred to in Section 8(a)), or subscription rights or warrants, the Warrant Price to be in effect after such payment date shall be determined by multiplying the Warrant Price in effect immediately prior to such payment date by a fraction, the numerator of which shall be the total number of Ordinary Shares outstanding multiplied by the Market Price (as defined below) per Ordinary Share immediately prior to such payment date, less the fair market value (as determined by the Company's Board of Directors in good faith) of said assets or evidences of indebtedness so distributed, or of such subscription rights or warrants, and the denominator of which shall be the total number of Ordinary Shares outstanding multiplied by such Market Price per Ordinary Share immediately prior to such payment date. "Market Price" as of a particular date (the "Valuation Date") shall mean the following: (a) if the Ordinary Shares are then listed on a national stock exchange, the closing sale price of one Ordinary Share on such exchange on the last trading day prior to the Valuation Date; (b) if the Ordinary Shares are then quoted on the Nasdaq Stock Market, Inc. ("Nasdaq"), the closing sale price of one Ordinary Share on Nasdaq on the last trading day prior to the Valuation Date or, if no such closing sale price is available, the average of the high bid and the low asked price quoted on Nasdaq on the last trading day prior to the Valuation Date; or (c) if the Ordinary Shares are not then listed on a national stock exchange or quoted on Nasdaq, the Fair Market Value of one Ordinary Share as of the Valuation Date, shall be determined in good faith by the Board of Directors of the Company and the Warrantholder. The Board of Directors of the Company shall respond promptly, in writing, to an inquiry by the Warrantholder prior to the exercise hereunder as to the Market Value of an Ordinary Share as determined by the Board of Directors of the Company. In the event that the Board of Directors of the Company and the Warrantholder are unable to agree upon the Market Value in respect of subpart (c) hereof, the Company and the Warrantholder shall jointly select an appraiser, who is experienced in such matters. The decision of such appraiser shall be final and conclusive, and the cost of such appraiser shall be borne evenly by the Company and the Warrantholder. Such adjustment shall be made successively whenever such a payment date is fixed.

     (d) For the term of this Warrant, in addition to the provisions contained above, the Warrant Price shall be subject to adjustment as provided below. An adjustment to the Warrant Price shall become effective immediately after the payment date in the case of each dividend or distribution and immediately after the effective date of each other event which requires an adjustment.

     (e) In the event that, as a result of an  adjustment  made pursuant to this
Section 8, the holder of this Warrant shall become entitled to receive any shares of capital stock of the Company other than Ordinary Shares, the number of such other shares so receivable upon exercise of this Warrant shall be subject thereafter to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Warrant Shares contained in this Warrant.

     (f) Except as provided in subsection (g) hereof, if and whenever the Company shall issue or sell, or is, in accordance with any of subsections (f)(l) through (f)(6) hereof, deemed to have issued or sold, any Ordinary Shares for a consideration per share less than the Warrant Price in effect immediately prior to the time of such issue or sale, then and in each such case (a "Trigger Issuance") the then-existing Warrant Price shall automatically be reduced, as of the close of business on the effective date of the Trigger Issuance, to the lowest price per share at which any Ordinary Shares were issued or sold or deemed to be issued or sold in the Trigger Issuance; provided, however, that in no event shall the Warrant Price after giving effect to such Trigger Issuance be greater than the Warrant Price in effect prior to such Trigger Issuance.

     For purposes of this subsection (f), "Additional Ordinary Shares" shall mean all Ordinary Shares issued by the Company or deemed to be issued pursuant to this subsection (f), other than Excluded Issuances (as defined in subsection
(g) hereof).

     For purposes of this  subsection (f), the following  subsections  (f)(l) to
(f)(6) shall also be applicable (subject, in each such case, to the provisions of subsection (g) hereof) and to each other subsection contained in this subsection (f):

          (f)(1) Issuance of Rights or Options. In case at any time the Company shall in any manner grant (directly and not by assumption in a merger or otherwise) any warrants or other rights to subscribe for or to purchase, or any options for the purchase of, Ordinary Shares or any stock or security convertible into or exchangeable for Ordinary Shares (such warrants, rights or options being called "Options" and such convertible or exchangeable stock or securities being called "Convertible Securities") whether or not such Options or the right to convert or exchange any such Convertible Securities are immediately exercisable, and the price per share for which Ordinary Shares are issuable upon the exercise of such Options or upon the conversion or exchange of such Convertible Securities (determined by dividing (i) the sum (which sum shall constitute the applicable consideration) of (x) the total amount, if any, received or receivable by the Company as consideration for the granting of such Options, plus (y) the aggregate amount of additional consideration payable to the Company upon the exercise of all such Options, plus (z), in the case of such Options which relate to Convertible Securities, the aggregate amount of additional consideration, if any, payable upon the issue or sale of such Convertible Securities and upon the conversion or exchange thereof, by (ii) the total maximum number of Ordinary Shares issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options) shall be less than the Warrant Price in effect immediately prior to the time of the granting of such Options, then the total number of Ordinary Shares issuable upon the exercise of such Options or upon conversion or exchange of the total amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to have been issued for such price per share as of the date of granting of such Options or the issuance of such Convertible Securities and thereafter shall be deemed to be outstanding for purposes of adjusting the Warrant Price. Except as otherwise provided in subsection 8(f)(3), no adjustment of the Warrant Price shall be made upon the actual issue of such Ordinary Shares or of such Convertible Securities upon exercise of such Options or upon the actual issue of such Ordinary Shares upon conversion or exchange of such Convertible Securities.

          (f)(2) Issuance of Convertible Securities. In case the Company shall in any manner issue (directly and not by assumption in a merger or otherwise) or sell any Convertible Securities, whether or not the rights to exchange or convert any such Convertible Securities are immediately exercisable, and the price per share for which Ordinary Shares are issuable upon such conversion or exchange (determined by dividing (i) the sum (which sum shall constitute the applicable consideration) of (x) the total amount received or receivable by the Company as consideration for the issue or sale of such Convertible Securities, plus (y) the aggregate amount of additional consideration, if any, payable to the Company upon the conversion or exchange thereof, by (ii) the total number of shares of Ordinary Shares issuable upon the conversion or exchange of all such Convertible Securities) shall be less than the Warrant Price in effect immediately prior to the time of such issue or sale, then the total maximum number of shares of Ordinary Shares issuable upon conversion or exchange of all such Convertible Securities shall be deemed to have been issued for such price per share as of the date of the issue or sale of such Convertible Securities and thereafter shall be deemed to be outstanding for purposes of adjusting the Warrant Price, provided that (a) except as otherwise provided in subsection 8(f)(3), no adjustment of the Warrant Price shall be made upon the actual issuance of such Ordinary Shares upon conversion or exchange of such Convertible Securities and (b) no further adjustment of the Warrant Price shall be made by reason of the issue or sale of Convertible Securities upon exercise of any Options to purchase any such Convertible

     Securities for which adjustments of the Warrant Price have been made pursuant to the other provisions of subsection 8(f).

          (f)(3) Change in Option Price or Conversion Rate. Upon the happening of any of the following events, namely, if the purchase price provided for in any Option referred to in subsection 8(f)(l) hereof, the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in subsections 8(f)(l) or 8(f)(2), or the rate at which Convertible Securities referred to in subsections 8(f)(l) or 8(f)(2) are convertible into or exchangeable for Ordinary Shares shall change at any time (including, but not limited to, changes under or by reason of provisions designed to protect against dilution), the Warrant Price in effect at the time of such event shall forthwith be readjusted to the Warrant Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold. On the termination of any Option for which any adjustment was made pursuant to this subsection 8(f) or any right to convert or exchange Convertible Securities for which any adjustment was made pursuant to this subsection 8(f) (including without limitation upon the redemption or purchase for consideration of Convertible Securities by the Company), the Warrant Price then in effect hereunder shall forthwith be changed to the Warrant Price which would have been in effect at the time of such termination had such Option or Convertible Securities, to the extent outstanding immediately prior to such termination, never been issued.

          (f)(4) Consideration for Stock. In case any Ordinary Shares, Options or Convertible Securities shall be issued or sold for cash, the consideration received therefor shall be deemed to be the net amount received by the Company therefor, after deduction therefrom of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Company in connection therewith. In case any Ordinary Shares, Options or Convertible Securities shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company shall be deemed to be the fair value of such consideration as determined in good faith by the Board of Directors of the Company, after deduction of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Company in connection therewith. In case any Options shall be issued in connection with the issue and sale of other securities of the Company, together comprising one integral transaction in which no specific consideration is allocated to such Options by the parties thereto, such Options shall be deemed to have been issued for such consideration as determined in good faith by the Board of Directors of the Company.

          (f)(5) Record Date. In case the Company shall take a record of the holders of its Ordinary Shares for the purpose of entitling them (i) to receive a dividend or other distribution payable in Ordinary Shares, Options or Convertible Securities or (ii) to subscribe for or purchase Ordinary Shares, Options or Convertible

     Securities, then such record date shall be deemed to be the date of the issue or sale of the Ordinary Shares deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

          (f)(6) Treasury Shares. The number of Ordinary Shares outstanding at any given time shall not include shares owned or held by or for the account of the Company or any of its wholly-owned subsidiaries, and the disposition of any such shares (other than the cancellation or retirement thereof) shall be considered an issue or sale of Ordinary Shares for the purpose of this subsection (f).

     (g) Anything herein to the contrary notwithstanding, the Company shall not be required to make any adjustment of the Warrant Price in the case of the issuance of (A) capital stock, Options or Convertible Securities issued to directors, officers, employees or consultants of the Company in connection with their service as directors of the Company, their employment by the Company or their retention as consultants or service providers by the Company pursuant to an equity compensation program approved by the Board of Directors of the Company or the compensation committee of the Board of Directors of the Company, (B) Ordinary Shares upon the conversion or exercise of Options or Convertible Securities issued prior to the date hereof, (C) Ordinary Shares issued or issuable by reason of a dividend, stock split or other distribution on Ordinary Shares (but only to the extent that such a dividend, split or distribution results in an adjustment in the Warrant Price pursuant to the other provisions of this Warrant) or (D) capital stock, Options or Convertible Securities issued in an acquisition by the Company of the assets or equity interests of another entity, in connection with a joint venture or other strategic alliance transaction or to lending institutions, licensors of tangible or intangible property or equipment leasing companies in connection with licensing, leasing or financing transactions, in either case approved by the Board of Directors, and
(E) the issuance of Ordinary Shares upon the exercise or conversion of any securities described in clauses (A) through (D) above (collectively, "Excluded Issuances").

        Section 9. Fractional Interest. The Company shall not be required to issue fractions of Warrant Shares upon the exercise of the Warrant. If any fractional Ordinary Shares would, except for the provisions of the first sentence of this Section 9, be delivered upon such exercise, the Company, in lieu of delivering such fractional share, shall pay to the exercising holder of this Warrant an amount in cash equal to the Fair Market Value of such fractional Ordinary Shares on the date of exercise. As used in this Warrant, "Fair Market Value" of a an Ordinary Share as of a particular date (the "Valuation Date") shall mean the following: (a) if the Ordinary Shares are then listed on a national stock exchange, the closing sale price of one Ordinary Share on such exchange on the last trading day prior to the Valuation Date; (b) if the Ordinary Shares are then quoted on Nasdaq, the closing sale price of one Ordinary Share on Nasdaq on the last trading day prior to the Valuation Date or, if no such closing sale price is available, the average of the high bid and the low sales price quoted on Nasdaq on the last trading day prior to the Valuation Date; or (c) if the Ordinary Shares are not then listed on a national stock exchange or quoted on Nasdaq, the Fair Market Value of one Ordinary Share as of the Valuation Date, shall be determined in good faith by the Board of Directors of the Company.

     Section 10. Extension of Expiration Date. If the Company fails to cause any Registration Statement covering Registrable Securities (unless otherwise defined herein, capitalized terms are as defined in the Registration Rights Agreement referred to in Section 15 below) to be declared effective prior to the applicable dates set forth therein and the Blackout Period (whether alone, or in combination with any other Blackout Period) continues for more than 60 days in any 12 month period, or for more than a total of 90 days, then the Expiration Date of this Warrant shall be extended one day for each day beyond the 60-day or 90-day limits, as the case may be, that the Blackout Period continues.

     Section 11. Benefits. Nothing in this Warrant shall be construed to give any person, firm or corporation (other than the Company and the Warrantholder and permitted Tranferees) any legal or equitable right, remedy or claim, it being agreed that this Warrant shall be for the sole and exclusive benefit of the Company and the Warrantholder.

     Section 12. Notices to Warrantholder. Upon the happening of any event requiring an adjustment of the Warrant Price, the Company shall promptly give written notice thereof to the Warrantholder at the address appearing in the records of the Company, stating the adjusted Warrant Price and the adjusted number of Warrant Shares resulting from such event and setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Failure to give such notice to the Warrantholder or any defect therein shall not affect the legality or validity of the subject adjustment.

     Section 13. Identity of Transfer Agent. The Transfer Agent for the Ordinary Shares is American Stock Transfer and Trust Company. Upon the appointment of any subsequent transfer agent for the Ordinary Shares or other shares of the Company's capital stock issuable upon the exercise of the rights of purchase represented by the Warrant, the Company will mail to the Warrantholder a statement setting forth the name and address of such transfer agent.

     Section 14. Notices. Unless otherwise provided, any notice required or permitted under this Warrant shall be given in writing and shall be deemed effectively given as hereinafter described (i) if given by personal delivery, then such notice shall be deemed given upon such delivery, (ii) if given by telex or telecopier, then such notice shall be deemed given upon receipt of confirmation of complete transmittal, (iii) if given by mail, then such notice shall be deemed given upon the earlier of (A) receipt of such notice by the recipient or (B) three days after such notice is deposited in first class mail, postage prepaid, and (iv) if given by an internationally recognized overnight air courier, then such notice shall be deemed given one day after delivery to such carrier. All notices shall be addressed as follows: (i) if to the Warrantholder, at its address as set forth in the Company's books and records and, if to the Company, at the address as follows, or at such other address as the Warrantholder or the Company may designate by ten days' advance written notice to the other:

                      If to the Company:

                             Attunity Ltd.
                             Einstein Building
                             Tirat Carmel, Israel
                             Attention:  Arie Gonen

                             Fax: 011-972-4-857-6745


                      With a copy (which shall not constitute notice) to:

                             Carter, Ledyard & Milburn
                             2 Wall Street
                             New York, NY 10005
                             Attention: Steven Glusband
                             Fax: (212) 732-3232

                      If to Plenus:

                      Plenus Technologies, Ltd.
                      16 Abba Eben Avenues
                      Herzliya Pituach
                      Israel
                      Attentionn: Ruthi Simcha
                      Facsimile:  972-9-957-8770


     Section 15. Registration Rights. The Warrantholder is entitled with respect to the Warrant Shares to the identical registration rights and the additional terms and conditions (with the exception of the penalties and expense provisions) provided in the Registration Rights Agreement between the Company and certain Purchasers dated May 5, 2004, a copy of which is attached hereto.

The  rights  and  obligations  of the  Company  and the Holder set forth in this
Section 15 shall survive the exercise of this Warrant.

     Section 16. Successors. All the covenants and provisions hereof by or for the benefit of the Warrantholder shall bind and inure to the benefit of its respective successors and assigns hereunder.

     Section 17. Governing Law. This Warrant shall be governed by, and construed in accordance with, the internal laws of the State of Israel, without reference to the choice of law provisions thereof. This Warrant shall be governed by and construed in accordance with the internal laws of the State of Israel, without giving effect to its choice of law provisions. This Agreement shall not interpreted or construed with any presumption against the party causing this Agreement to be drafted.

     Section 18. No Rights as Stockholder. Prior to the exercise of this Warrant, the Warrantholder shall not have or exercise any rights as a stockholder of the Company by virtue of its ownership of this Warrant.

     Section 19. Amendment; Waiver Any term of this Warrant may be amended or waived (including the adjustment provisions included in Section 8 of this Warrant) upon the written consent of the Company and the Warrantholder.

     Section 20. Section Headings. The section heading in this Warrant are for the convenience of the Company and the Warrantholder and in no way alter, modify, amend, limit or restrict the provisions hereof.

     IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed on the __ day of May 2004.

                                            ATTUNITY LTD.



                                            By:___________________________
                                      Name:
                                     Title:

                                   APPENDIX A
                                   ----------

                              WARRANT EXERCISE FORM
                              ---------------------

To: Attunity Ltd.

Attn: ____________,





        1. [ ] [____] (Check and initial here if the undersigned elects this alternative) The undersigned hereby elects to purchase [FILL IN NUMBER OF SHARES] ____________ Ordinary Shares of Attunity Ltd. pursuant to the terms of the attached Warrant (the "Warrant"), and tenders herewith payment in full for the Exercise Price of the shares being purchased.

        1. [ ] [____] (Check and initial here if the undersigned elects this alternative In lieu of exercising the Warrant for cash or a check, the undersigned hereby elects to effect the net exercise provision of Section 3(b) of the Warrant and receive [FILL IN NUMBER OF SHARES] _________ Ordinary Shares of Attunity Ltd. pursuant to the terms of the Warrant according to the following calculation (Initial here if the undersigned elects this alternative ________):

               X = Y (A-B)          (   ) = (____) [(_____) - (_____)]
                   -------                  --------------------------

                      A                               (_____)

        Where X = the number of shares of Warrant Shares to be issued to Warrantholder.

               Y = the number of shares of Warrant Shares purchasable under the amount of the Warrant being exchanged (as adjusted to the date of such calculation).

               A = the Fair Market Value of one share of the Corporation's Ordinary Shares.

               B = Exercise Price (as adjusted to the date of such calculation).



        2. Please issue a certificate or certificates representing said Warrant Shares in the name of the below list of entities, and record same in the Corporation's internal share registry, as follows:



                                         Very truly yours,

                                          ______________



                                          By: ___________

                                         Title: __________

                                         Date: __________

                                   Appendix B
                                   ----------

                                FORM OF TRANSFER

                  (To be signed only upon transfer of Warrant)

FOR VALUE RECEIVED, the undersigned (the "Transferor") hereby assigns and transfers unto ______________________________________________ (the "Transferee")
the right represented by the attached Warrant No. _ (the "Warrant") to purchase [fill in amount of Warrant Shares] Warrant Shares of Attunity Ltd. at an Exercise Price of $3.00, subject to adjustment, out of the total Warrant Shares to which the Warrant relates, and appoints ______________, Attorney, to transfer such right on the books of Attunity Ltd., with full power of substitution in the premises. The Transferor further represents that the transfer is made in accordance with the terms of the Warrant, including, without limitation, with respect to the Transferee being a Permitted Transferee or with respect to which consent to transfer has been given by Attunity Ltd.

Dated: __________________



By:
    -------------------------

Name:
      -----------------------



Signed in the presence of:



By:
    -------------------------

Name:
      -----------------------



And the undersigned Transferee hereby agrees to the transfer of said rights to which the Warrant relates, and agrees to be bound by the terms and conditions of the Warrant. The undersigned further represents that the transfer is made in accordance with the terms of the Warrant.

Dated: __________________



By:
    -------------------------

Name:
      -----------------------



Signed in the presence of:



By:
    -------------------------

Name:
      -----------------------

                            FLOATING CHARGE AGREEMENT
                            -------------------------

THIS FLOATING CHARGE AGREEMENT (this "Agreement") made as of the 3rd day of June 2004, by and among Attunity Ltd., an Israeli company number 520038019 of Einstein Building, Tirat Hacarmel Israel 39101(the "Pledgor"); Plenus Technologies Ltd. of Delta House, 16 Abba Eben Avenue, Herzeliya 46725, Israel) ("Plenus" or "Lender"); and United Mizrachi Bank Ltd. and Golden Gate Bridge Fund (Israel), Limited Partnership (collectively the "Co-Lenders").

        WHEREAS, the Pledgor has agreed to enter into this Agreement in order to secure certain obligations of the Pledgor to the Lender and to the Co-Lenders (the "Secured Obligations", as such term is defined in the Loan Agreement referred to in Section 1);

                    NOW, THEREFORE, IT IS AGREED AS FOLLOWS:

1. The Preamble to this Agreement constitutes an integral part hereof. All capitalized terms used herein and not defined herein shall have the meaning assigned to such terms in the Loan Agreement by and among the Pledgor, the Lender and the Co-Lenders, dated as of June ___, 2004 (the "Loan Agreement").

2. To secure the performance of the Pledgor's obligations pursuant to this Agreement, the Loan Agreement and the Warrant (the "Secured Obligations"), the Pledgor hereby pledges and grants the Lender and the Co-Lender, a first priority floating charge on all of its right, title and interest (the "Floating Charge") in all its present and future tangible and intangible assets and rights of any kind, whether contingent or absolute, all as more fully described in Exhibit A attached hereto (the "Collateral"), for as long as the Floating Charge is in effect.

3. Subject to the provisions of Section 13.2 hereof, the Pledgor will not without prior written consent of Plenus which will not be unreasonably withheld or delayed and which consent may be obtained, inter alia, via e-mail communication: (a) materially change the general nature of its business and/or operate any transaction which may have a material adverse effect on the business, condition (financial or otherwise), or results of operations of the Pledgor or on the ability of the Pledgor to comply with any of its material obligations under any of the Transaction Documents ("Material Adverse Change");
(b) make any loan or other extension of credit to its distributors, customers or any subsidiary that is not wholly owned by Pledgor (with the exception of Attunity Software Services (1991) Ltd. in which the Company through its wholly owned subsidiary, Attunity Israel (1992) Ltd., holds a 95% interest), except for loans and other extensions of credit granted in the ordinary course of business and in the event such loan or other extension of credit is not in the ordinary course of business, for an aggregate amount of not more than US$50,000; (c) receive financial loans or similar extensions of credit from a bank or other financial institution or third party, exceeding (together with the amounts set forth in subsection (d) hereunder) an aggregate amount of US$100,000; (d) issue any guarantee or otherwise incur any contingent liability in connection with any financial loan or similar extension of credit from a bank or other financial institution or third party, exceeding in the aggregate (together with the amounts set forth in subsection (c) hereinabove) an amount of US$150,000; provided that, the restrictions contained in clauses (c) and (d) of this Section 3 shall not apply to any commercial debts (e.g., payments due to suppliers or other entities within the framework of a commercial relationship or guarantees in respect thereof) incurred by the Pledgor in the ordinary course of its business, (e) sell, transfer, assign, grant a security interest in or pledge any of the Collateral other than: (i) with respect to sale or transfer of any of the Collateral in the ordinary course of business, or (ii) the creation of a fixed charge under Section 169(d) of the Companies Ordinance (New Version), 5743-1983, on assets of the Pledgor which are acquired by the Pledgor following the Effective Date, provided, however, that such fixed charge shall only be recorded in favor of the actual seller of such assets or a commercial bank, or other financial institution specifically financing such an acquisition of assets; (f) repay any existing or future loans, debts or other financial obligations, including, without limitation, with respect to shareholders' loans, excluding, however, operating expenses of the Pledgor which are incurred in the Pledgor's ordinary course of business and repayment of loans or debts the assumption of which is not forbidden pursuant to this Agreement; (g) transfer ownership of its assets to a third party other than in the ordinary course of business, (h) create or permit to exist any encumbrance over any of its present or future revenues or assets except for encumbrances existing at the date of this Agreement; and (i) distribute any dividends.

For the purpose of this Agreement, "IP" shall mean, all intangible legal right, title and interest evidenced by or embodied in or connected or related to (i) copyrights; (ii) patents and any rights thereunder, and all applications, registrations, and renewals in connection therewith; (iii) trademarks, service marks, trade names, together with all translations, adaptations, derivations, and combinations thereof, and all applications, registrations, and renewals in connection therewith; (iv) all mask works, rights in original topographies and all applications, registrations, and renewals in connection therewith; (v) all trade secrets, rights to unpatented inventions, know-how and confidential information; and (vi) all computer software (including data and related documentation), in each case on a worldwide basis, and all copies and tangible embodiments thereof, or any part thereof, in whatever form or medium.

The provisions of this Section 3 shall apply mutatis mutandis to any existing and/or future subsidiaries of the Pledgor. The Pledgor undertakes that each and every one of its existing and future subsidiaries shall undertake in writing to comply with this Section 3 as provided above.

4. The Pledgor shall use best efforts to preserve the Collateral, without interfering with the use of the Collateral in the ordinary course of business, and shall at all times maintain insurance coverage customary for a company of its size, at the stage of development and in the industry in which Pledgor operates.

5. The Pledgor hereby affirms the  representations  and warranties  appearing in
Section 4 of the Loan Agreement and such representations and warranties are incorporated by reference herein.

6. Plenus shall be entitled on its own behalf and on behalf of the Co-lenders to enforce the Floating Charge against the Pledgor, and the Collateral shall be subject to immediate foreclosure, at any time and without any further demand, immediately upon the occurrence of an Event of Acceleration, unless otherwise provided for in this Agreement or the Loan Agreement.

The Pledgor shall promptly inform the Lender of the occurrence of any Event of Acceleration and, upon receipt of a written request to that effect from Plenus, confirm to the Lender that, except as previously notified to the Lender or as notified in such confirmation, no Event of Acceleration has occurred.

7. (a) Upon the occurrence of any Event of Acceleration, Plenus shall be entitled to adopt all the measures it deems fit, allowed by applicable law, in order to recover the performance of the Secured Obligations and realize all of its rights hereunder, including the realization of the Collateral, in whole or in part, and to apply the proceeds thereof to the Secured Obligations without Plenus first being required to realize any other guarantees or collateral securities, if such be held by Plenus.


     (b) Upon the occurrence of an Event of Acceleration, Plenus may, as attorney-in-fact of the Pledgor (and, for the purpose hereof, the Pledgor does hereby irrevocably appoints Plenus to be its attorney-in-fact), subject to any applicable law, sell all or any part of the Collateral by public auction or otherwise, by itself or through others, for cash or installments thereof or otherwise, at a price and on such terms as Plenus in its reasonable discretion shall deem fit, and likewise, subject to applicable law, Plenus may of its own accord or through the court or an execution office, realize the value of the Collateral or any part thereof, including, inter alia, by appointing a receiver or receiver and manager on behalf of Plenus, who shall be empowered, inter alia:

        (1)    to call in all or any part of the Collateral;

        (2) to sell, or agree to the sale of, the Collateral, in whole or in part, to dispose, or agree to dispose, of same in such other manner on such terms as he deems fit;

        (3) to make such other arrangement regarding the Collateral or any part thereof as he deems fit;

        (4) to take any and all action required which he, at his sole discretion, deems productive or otherwise helpful, for the realization of the Collateral, and/or for the fulfillment of his duty; and

        (5) to carry out any other authority empowered to him by the court or the execution office.

         The Lenders and the Co-Lenders acknowledge and agree that certain of the Collateral may have been developed with the assistance of funds received from the Office of the Chief Scientist of the Israeli Ministry of Industry, Trade and Employment and consequently the use, transfer and sale of such Collateral is subject to the Law for the Encouragement of Industrial Research and Development, 5744-1984, as amended or supplemented from time to time and all rules and regulations issued thereunder (the "R&D Law") and they undertake to comply with the R&D Law.

8. The Pledgor shall cooperate with the Lender and Co-Lenders and execute all documents as may be reasonably necessary or advisable to register the Floating Charge with the Israeli Registrar of Companies and/or Registrar of Pledges, such document(s) substantially in the form annexed hereto as Exhibit B, and shall bear all stamp taxes with respect to such registrations. The Pledgor shall pay, upon demand, all reasonable expenses, including reasonable attorney's fees, incurred by the Lender and the Co-lender in enforcing their rights and remedies hereunder.

9. The amount being secured under the Floating Charge created by this Floating Charge Agreement is unlimited in amount and is created in accordance with the Loan Agreement. The payments to be made to the Lender and to the Co-lenders in the event of the foreclosure of the Floating Charge will be made in the following order: (i) costs (distributed pro rata among the Lender and the Co-lenders),, (ii) expenses and taxes, (iii) interest, (iv) any payment due under Section 9.6 of the Loan Agreement and (v) the Principal Amount. The Floating Charge shall be cancelled and be of no further force and effect and the Lender and Co-Lenders shall promptly execute and provide the Pledgor with all documents necessary to release the Floating Charge upon repayment in full of the Principal Amount together with any accrued Interest thereon, payment of the Credit Line Fee (if applicable) and any other amounts due according to this Agreement, unless terminated earlier by the Lender.

10. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Israel. The parties hereto hereby irrevocable submit to the exclusive jurisdiction of the appropriate court in Tel Aviv, Israel.

11. The Pledgor shall promptly notify Plenus in writing of any Material Adverse Change and of any other event that may materially adversely affect the condition or value of the Collateral.

12. The Pledgor will immediately notify Plenus of any change in its name or identity or corporate structure or in the location of its chief offices or where its books and records are kept, as well as any change to its incorporation documents.[It's just a notice requirement]

13. None of the rights, privileges or obligations set forth in, arising under, or created by, this Agreement may be assigned or transferred by any party hereto without the prior consent in writing of the Pledgor and Plenus. Notwithstanding the foregoing and without derogating from the requirement and limitations set forth immediately below:

      13.1 the Lender and each of the Co-Lenders shall have the right to assign or transfer any of its rights, privileges and obligations under this Agreement to a Permitted Transferee, provided that such assignment or transfer is not to a competitor of the Pledgor, and further provided that the assignee or transferee undertakes, in writing, all of such Lender's or Co-Lender's obligations hereunder. The assigning or transferring Lender or Co-Lender shall notify the

      Pledgor in writing of any such  assignment or transfer no later than seven
      (7) days following its execution.

      13.2 The Pledgor shall be entitled to assign or transfer its rights, privileges and obligations under this Agreement in the event of an M&A Transaction (as defined below) so long as the entity that results from such merger or consolidation, or purchase and sale of all, or substantially all, of Pledgor's assets or shares (as applicable, the "Surviving Entity"), shall have executed and delivered to the Lender an agreement containing an assumption by the Surviving Entity of the due and punctual performance of all obligations and performance and observance of each covenant and condition of the Pledgor set forth in the Loan Agreement and herein, including the registration and perfection of the Lender's and Co-Lenders' security interest in the Collateral. For purposes of this Agreement, the term M&A Transaction shall mean the consummation of (a) a transaction or a series of transactions for the sale or other disposition of all, or substantially all, of the assets or business of the Corporation, or (b) a transaction or a series of transactions, including, without limitation, a merger or consolidation, whereby, or as a result thereof, the Corporation's shareholders immediately prior thereto, hold 50% or less of the voting power of the Corporation, the surviving entity or the new entity (as the case may be) or they will no longer have the power or the right to appoint more than fifty (50%) percent of the members of the board of directors of such entity.

14. Notwithstanding anything herein to the contrary, (i) the Co-Lenders have agreed that Plenus at its sole discretion shall determine whether to realize any charges and/or pledges over the assets of the Pledgor created for the benefit of the Lender and the Co-Lenders, and make any other decisions that need to be made with respect to any other issue relating to this Agreement, (ii) the Co-Lenders have agreed that Plenus at its sole discretion shall determine whether an Event of Acceleration has occurred and (iii) the Co-Lenders have agreed not to take any action to the contrary.

15. The parties hereto intend and agree that the Co-Lenders shall be deemed a third party beneficiary hereunder and that, subject to Section 14 above, all rights and privileges conferred upon the Co-Lenders pursuant hereto shall inure to their benefit.

16. Any notices to be provided by one party to another shall be done in accordance with the notice provisions set forth in the Loan Agreement.

17. Any term of this Agreement may be amended and the observance of any term hereof may be waived (either prospectively or retroactively and either generally or in a particular instance) only with the written consent of the Pledgor and Plenus. No delay or omission to exercise any right, power, or remedy accruing to any party upon any breach or default under this Agreement, shall be deemed a waiver of such party's rights or remedies with respect to such breach or any other breach or default theretofore or thereafter occurring. All remedies, either under this Agreement or by law or otherwise afforded to any of the parties, shall be cumulative and not alternative.

18. This Agreement, the Fixed Charge Agreement, the Loan Agreement and their Exhibits and Schedules, constitute the full and entire understanding and agreement among the parties with regard to the subject matters hereof and thereof. The preamble, Exhibits and Schedules hereto constitute an integral part hereof.



        IN WITNESS WHEREOF, this Floating Charge Agreement has been executed by the parties hereto as of the date first above written.



ATTUNITY LTD.                                    PLENUS TECHNOLOGIES LTD.


By:                                        By:
         ----------------------                      ----------------------
Title:                                     Title:
         ----------------------                      ----------------------
Date:                                      Date:
         ----------------------                      ----------------------



UNITED MIZRACHI BANK LTD.                    GOLDEN GATE BRIDGE FUND
                                             (ISRAEL), LIMITED PARTNERSHIP

By:                                        By:
         ----------------------                      ----------------------
Title:                                     Title:
         ----------------------                      ----------------------
Date:                                      Date:
         ----------------------                      ----------------------

                                    EXHIBIT A
                                    ---------

        The collateral consists of all of Pledgor's rights, titles and interests in and to all assets of the Pledgor, including, but not limited to, the following (the "Collateral"):

        All goods and equipment now owned or hereafter acquired, including, without limitation, all machinery, fixtures, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing, and all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing, wherever located;

        All inventory, now owned or hereafter acquired, including, without limitation, all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products including such inventory as is temporarily out of Pledgor's custody or possession or in transit and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above;

        All contract rights and general intangibles and all of Pledgor's IP, now owned or hereafter acquired, including, without limitation, the underlying source and object code of Pledgor's proprietary software products and technologies, goodwill, trademarks, servicemarks, Internet domain names, trade dress, trade styles, trade names, patents, patent applications, leases, license agreements, franchise agreements, blueprints, drawings, purchase orders, customer lists, route lists, infringement claims, computer programs, computer discs, computer tapes, literature, reports, catalogs, design rights, income tax refunds, payments of insurance; all claims for damages by way of any past, present and future infringement of any of the foregoing and rights to payment of any kind, including trade receivables and accrued payments for services rendered and/or products and consulting services deliverables delivered;

        All now existing and hereafter arising accounts, contract rights, royalties, license rights and all other forms of obligations owing to Pledgor arising out of the sale or lease of goods, the licensing of technology or the rendering of services by Pledgor, whether or not earned by performance, and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by Pledgor;

        All documents, cash, deposit accounts, securities, securities entitlements, securities accounts, investment property, financial assets, letters of credit, certificates of deposit, instruments and chattel paper now owned or hereafter acquired and Pledgor's Books relating to the foregoing;

 All claims for damages by way of any past, present and future infringement of any of Pledgor's IP;

        All Pledgor's Books relating to the foregoing and any and all claims, rights and interests in any of the above and all substitutions for, additions and accessions to and proceeds thereof;

        The term "Pledgor's Books" as used herein shall mean all Pledgor's books and records including ledgers, records regarding Pledgor's assets or liabilities, the Collateral, business operations or financial condition and all computer programs or discs or any equipment containing the information; and

        All insurance policies or the proceeds thereof in respect of the above described assets.

Notwithstanding anything to the contrary in this Exchibit A, "Collateral" shall not include those assets on which a charge or encumberance has already been registered at the Israeli Registrar of Companies at the date of the Floating Charge Agreement to which this Exhibit A is attached.

                             FIXED CHARGE AGREEMENT
                             ----------------------

        THIS FIXED CHARGE AGREEMENT (this "Agreement") made as of the 3rd day of June 2004, by and among Attunity Ltd., a company duly incorporated under the laws of the State of Israel, having its principal place of business at Einstein Building, Tirat Hacarmel, Israel (the "Pledgor"), Plenus Technologies Ltd. of Delta House, 16 Abba Eben Avenue, Herzeliya 46725, Israel ("Plenus" or the "Lender"), and Golden Gate Bridge Fund (Israel), Limited Partnership, and United Mizrachi Bank, Ltd. (collectively referred to as "Co-lenders").

        WHEREAS, the Pledgor has agreed to enter into this Agreement in order to secure certain obligations of the Pledgor, to the Lender and to the Co-lenders, pursuant to the Loan Agreement;

        NOW, THEREFORE, IT IS AGREED AS FOLLOWS:

1. The Preamble to this Agreement constitutes an integral part hereof. All capitalized terms used herein and not defined herein shall have the meaning assigned to such terms in the Loan Agreement by and among the Pledgor, the Lender and the Co-lenders, dated as of June 3, 2004 (the "Loan Agreement").

2. To secure the performance of the Pledgor's obligations pursuant to this Agreement, the Floating Charge Agreement, the Loan Agreement and the Warrant (the "Secured Obligations"), the Pledgor hereby pledges and grants the Lender, and to the Co-Lenders, a first priority fixed charge on all of the Pledgor rights in and to its intellectual property (the "Fixed Charge") as more fully described in Exhibit A attached hereto (the "Collateral"), for as long as the Fixed Charge is in effect.

3. The Pledgor will not without prior written consent of Plenus which will not be unreasonably withheld or delayed and which consent may be obtained, inter alia, via e-mail communication: (a) materially change the general nature of its business; (b) make any loan or other extension of credit to its distributors, customers or any subsidiary that is not wholly owned by Pledgor (with the exception of Attunity Software Services (1991) Ltd. in which the Company through its wholly owned subsidiary, Attunity Israel (1992) Ltd., holds a 95% interest), other than loans and advances granted in the ordinary course of business and for an aggregate amount of not more than $50,000; (c) receive any loan or advance from a third party or incur any debt, other than debt incurred in the ordinary course of business consistent with past business practices of the Pledgor and up to an aggregate amount of US$100,000; (d) issue any guarantee or otherwise incur any contingent liability, other than in the ordinary course of business and up to an aggregate amount of US$100,000; (e) sell, transfer, assign, grant a security interest in or pledge any of the Collateral or any of the Pledgor's other assets (f) repay any existing or future loans, debts or other financial obligations, including, without limitation, with respect to shareholders' loans, in the aggregate amount of more than US$50,000, excluding, however, operating expenses of the Pledgor which are incurred in the Pledgor's ordinary course of business and repayment of loans or debts the assumption of which is not forbidden pursuant to this Agreement; (g) transfer ownership of its assets (other than the Collateral) to a third party other than in the ordinary course of business, (h) create or permit to exist any encumbrance over any of its present or future revenues or assets; and (i) distribute any dividends.

        The provisions of this Section 3 shall apply mutatis mutandis to any existing and/or future subsidiaries or affiliates of the Pledgor. The Pledgor undertakes that each and every of its existing and future subsidiaries, shall undertake in writing to comply with this Section 3 as provided above.

4. The Pledgor shall use best efforts to preserve the Collateral, without interfering with the use of the Collateral in the ordinary course of business, and shall at all time maintain insurance which is adequate for a company of the size, at the stage of development and in the industry which Pledgor operates and approved by Plenus. The Pledgor shall permit the Lender and the Co-lenders to inspect the Collateral and its records at all reasonable times and upon reasonable notice, subject to customary non-disclosure restrictions as reasonably determined by the Pledgor.

5. The Pledgor hereby makes those  representations  and warranties  appearing in
Section 4 of the Loan Agreement and such representations and warranties are incorporated by reference herein.

6. Plenus shall be entitled on behalf of the Lender and the Co-lenders to enforce the Fixed Charge against the Pledgor, and the Collateral shall be subject to immediate foreclosure, at any time without any further demand, immediately upon the occurrence of an Event of Acceleration, unless otherwise provided for below or in the Loan Agreement.

        The Pledgor shall promptly inform the Lender of the occurrence of any Event of Acceleration and, upon receipt of a written request to that effect from Plenus, confirm to the Lender that, except as previously notified to the Lender or as notified in such confirmation, no Event of Acceleration has occurred.

7. (a) Upon the occurrence of any Event of Acceleration, Plenus shall be entitled to adopt all the measures it deems fit, allowed by applicable law, in order to recover the performance of the Secured Obligations and realize all of its rights hereunder, including the realization of the Collateral, in whole or in part, and to apply the proceeds thereof to the Secured Obligations without Plenus first being required to realize any other guarantees or collateral securities, if such be held by Plenus.


     (b) Upon the occurrence of an Event of Acceleration, Plenus may, as attorney-in-fact of the Pledgor (and, for the purpose hereof, the Pledgor does hereby irrevocably appoints Plenus to be its attorney-in-fact), subject to any applicable law, sell all or any part of the Collateral by public auction or otherwise, by itself or through others, for cash or installments thereof or otherwise, at a price and on such terms as Plenus in its reasonable discretion shall deem fit, and likewise, subject to applicable law, Plenus may of its own accord or through the court or an execution office, realize the Collateral or any part thereof, including, inter alia, by appointing a receiver or receiver and manager on behalf of Plenus, who shall be empowered, inter alia:

        (1)    to call in all or any part of the Collateral;

        (2) to sell, or agree to the sale of, the Collateral, in whole or in part, to dispose, or agree to dispose, of same in such other manner on such terms as he deems fit;

        (3) to make such other arrangement regarding the Collateral or any part thereof as he deems fit;

        (4) to take any and all action required which he, at his sole discretion, deems productive or otherwise helpful, for the realization of the Collateral, and/or for the fulfillment of his duty; and

        (5) to carry out any other authority empowered to him by the court or the execution office.

        The Lenders and the Co-Lenders acknowledge and agree that certain of the Collateral may have been developed with the assistance of funds received from the Office of the Chief Scientist of the Israeli Ministry of Industry, Trade and Employment and consequently the use, transfer and sale of such Collateral is subject to the Law for the Encouragement of Industrial Research and Development, 5744-1984, as amended or supplemented from time to time and all rules and regulations issued thereunder (the "R&D Law") and they undertake to comply with the R&D Law.

8. The Pledgor shall cooperate with the Lender and Co-lenders and execute all documents as may be reasonably necessary or advisable to register the Fixed Charge with the Israeli Registrar of Companies and/or Registrar of Pledges, such document(s) substantially in the form annexed hereto as Exhibit B, and shall bear all stamp taxes with respect to such registrations. The Pledgor shall pay, upon demand, all reasonable expenses, including reasonable attorney's fees, incurred by the Lender and the Co-lenders in enforcing their rights and remedies hereunder.

9. The amount being secured under the Fixed Charge created by this Fixed Charge Agreement is unlimited in amount and is created in accordance with the Loan Agreement. The payments to be made to the Lender and the Co-lenders in the event of the foreclosure of the Fixed Charge will be made in the following order: costs (pro rata among the Lender and the Co-lenders), expenses and taxes, Interest, any payment under Section 9.6 of the Loan Agreement and then Principal Amount. The Fixed Charge shall be cancelled, and the Lender and Co-lenders shall promptly execute and provide the Pledgor with all documents necessary to release the Fixed Charge, upon repayment of all amounts owed to the Lender and the Co-lenders and the termination of the Loan Agreement pursuant to its terms.

10. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Israel. The parties hereto hereby irrevocable submit to the exclusive jurisdiction of the appropriate court in Tel Aviv, Israel.

11. The Pledgor shall promptly notify Plenus in writing of any Material Adverse Change and of any other event that may materially adversely affect the condition or value of the Collateral.

12. The Pledgor will immediately notify the Lender and Co-lenders of any material change in its name or identity or corporate structure or in the location of its chief offices or where its books and records are kept, as well as any change to its incorporation documents which might adversely affect the Lender's and the Co-lenders' rights hereunder.

13. None of the rights, privileges, or obligations set forth in, arising under, or created by this Agreement may be assigned or transferred by any party hereto without the prior consent in writing of the Pledgor and Plenus. Notwithstanding the foregoing and without derogating from the requirement and limitations set forth immediately below, the Lender and the Co-lenders shall have the right to assign or transfer any of its rights, privileges and obligations under this Agreement to a Permitted Transferee, provided that such assignment or transfer is not to a competitor of the Pledgor, and further provided that the assignee or transferee undertakes, in writing, all of such Lender's or Co-lender's obligations hereunder. The assigning or transferring Lender or Co-lender shall notify the Pledgor in writing of any such assignment or transfer no later than seven (7) days following its execution.

14. Notwithstanding anything herein to the contrary, (i) the Co-lenders have agreed that Plenus at its sole discretion shall determine whether to realize any charges and/or pledges over the assets of the Pledgor created for the benefit of the Lender and the Co-lenders, (ii) the Co-lenders have agreed that Plenus at its sole discretion shall determine whether a Default Event has occurred, and
(iii) Plenus has been appointed the attorney-in-fact on behalf of the Co-lenders in connection with all of the foregoing and the Co-lenders have agreed not to take any action to the contrary.

15. Any notices to be provided by one party to another shall be done in accordance with the notice provisions set forth in the Loan Agreement.


                            [signature page follows]

        IN WITNESS WHEREOF, this Fixed Charge Agreement has been executed by the parties hereto as of the date first above written.



ATTUNITY LTD.                                     PLENUS TECHNOLOGIES LTD.


By:                                               By:
           ---------------------                           ---------------------
Title:                                            Title:
           ---------------------                           ---------------------
Date:                                             Date:
           ---------------------                           ---------------------


UNITED MIZRACHI BANK, LTD.

By:
           --------------------
Title:
           --------------------
Date:
           --------------------

GOLDEN GATE BRIDGE FUND (ISRAEL) LIMITED PARTNERSHIP



By:      _________________

Title:   _________________

Date:   _________________

                                    EXHIBIT A
                                    ---------

        The Collateral consists of all of Pledgor's right, title in and to its intellectual property rights, including, but not limited to, the following:

        All contract rights and general intangibles now owned or hereafter acquired, including, without limitation, goodwill, trademarks, servicemarks, Internet domain names, trade dress, trade styles, trade names, patents, patent applications, leases, license agreements, franchise agreements, blueprints, drawings, purchase orders, customer lists, route lists, infringements, claims, computer programs, computer discs, computer tapes, literature, reports, catalogs, design rights, all claims for damages by way of any past, present and future infringement of any of the foregoing and rights to payment of any kind;

        All now existing and hereafter arising accounts, contract rights, royalties, license rights and all other forms of obligations owing to Pledgor arising out of the sale or lease of goods, the licensing of technology or the rendering of services by Pledgor, whether or not earned by performance, and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by Pledgor;

        All copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished, now owned or hereafter acquired; all trade secret rights, including all rights to unpatented inventions, know-how, operating manuals, license rights and agreements and confidential information, now owned or hereafter acquired; all mask work or similar rights available for the protection of semiconductor chips, now owned or hereafter acquired; all claims for damages by way of any past, present and future infringement of any of the foregoing; and

        All Pledgor's Books relating to the foregoing and any and all claims, rights and interests in any of the above and all substitutions for, additions and accessions to and proceeds thereof; and

        The term "Pledgor's Books" as used herein shall mean all Pledgor's books and records including ledgers, records regarding Pledgor's assets or liabilities, the Collateral, business operations or financial condition and all computer programs or discs or any equipment containing the information.

        All insurance policies or the proceeds thereof in respect of the above described assets.